PROVINCE OF BRITISH COLUMBIA

FORM 19

(Section 348)

COMPANY ACT

SPECIAL RESOLUTION

Certificate of
Incorporation No. 281381

The following special resolution was passed by the company referred to below on the date stated:

Name of Company: clipclop.com Enterprises Inc. (the "Company")

Date resolution passed: August 14, 2001

Resolutions:

"BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

(a) the authorized capital of the Company be altered by consolidating all of the authorized One Hundred Million common shares (100,000,000) without par value of which 58,078,252 common shares are issued and outstanding, on the basis of seven (7) common shares being consolidated into one (1) common share;

(b) the authorized capital of the Company be increased to One Hundred Million (100,000,000) common shares without par value;

(c) the Memorandum of the Company be altered by changing the name of the Company from clipclop.com Enterprises, Inc. to "Worldwide Technologies Inc." and that paragraph 1 of the Memorandum be altered accordingly; and

(d) the Memorandum as altered is attached hereto as Schedule "A"."

Certified a true copy the 5th day of September, 2001.

/s/ signed
Signature
Relationship to Company:  Solicitor

I certify this is a copy of a document
filed on Sep 10 2001
/s/ signed
John S. Powell
Registrar of Companies
Province of British Columbia

SCHEDULE "A"

Altered Memorandum
(as altered by Special Resolution dated August 14, 2001)

1. The name of the Company is: "Worldwide Technologies Inc."

2. The authorized capital of the Company consists of One Hundred Million (100,000,000) common shares without par value.